Exhibit 13

                              AMENDED AND RESTATED
                        CLASS II SHARES DISTRIBUTION PLAN

                                       OF

                  MERRILL LYNCH RETIREMENT RESERVES MONEY FUND
                                       OF
                      MERRILL LYNCH RETIREMENT SERIES TRUST

                             PURSUANT TO RULE 12b-1

      CLASS II SHARES DISTRIBUTION PLAN made as of the 29th day of September, 2006, by and between MERRILL LYNCH RETIREMENT SERIES TRUST, a Massachusetts business trust (the "Trust"), and the distributors listed on Exhibit A (each a "Distributor").

                              W I T N E S S E T H :

      WHEREAS, the Trust is engaged in business as an open-end investment company registered under the Investment Company Act of 1940, as amended (the "Investment Company Act"); and

      WHEREAS, the Trust is authorized to establish separate series ("Series"), each of which will offer separate classes of shares of beneficial interest, par value $0.10 per share (the "Shares") to selected groups of purchasers; and

      WHEREAS, each Distributor is a securities firm engaged in the business of selling shares of investment companies either directly to purchasers or through financial intermediaries, including without limitation, brokers, dealers, retirement plans, financial consultants, registered investment advisers and mutual fund supermarkets; and

      WHEREAS, the Trust has entered into a Distribution Agreement with each Distributor, pursuant to which each such Distributor will act as the distributor and representative of the Trust in the offer and sale of shares of beneficial interest, par value $0.10 per share, including the Class II shares (the "Class II shares"), of MERRILL LYNCH RETIREMENT RESERVES MONEY FUND (the "Fund") series of the Trust to the public (such shares of beneficial interest being referred to herein as the "Distributor Class II Shares"); and

      WHEREAS, the Trust desires to adopt this Amended and Restated Class II Distribution Plan (referred to herein as the "Class II Distribution Plan") in the manner and on the terms and conditions hereinafter set forth, which Class II Distribution Plan must be adopted in accordance with Rule 12b-1 under the Investment Company Act;

      WHEREAS, each Distributor desires to enter into the Class II Distribution Plan on said terms and conditions;

      WHEREAS, the Trustees of the Trust have determined that there is a reasonable likelihood that adoption of the Class II Distribution Plan will benefit the Fund and its Class II shareholders;

      NOW, THEREFORE, the Trust hereby adopts, and each Distributor hereby agrees to the terms of, the Class II Distribution Plan in accordance with Rule 12b-1 under the Investment Company Act on the following terms and conditions:

            1. The Fund is hereby authorized to utilize its assets to make payments to each Distributor pursuant to the Class II Distribution Plan to defray the expenses of such Distributor associated with a variety of marketing activities and services including advertising, sales and marketing support and systems, and preparing and distributing promotional materials ("Marketing Services") with respect to Distributor Class II Shares.

            2. The Fund shall pay each Distributor Class II Shares a fee at the end of each month at the annual rate of 0.20% of average daily net asset value of the Distributor Class II Shares sold by such Distributor.

            3. In the event that the aggregate payments received by a Distributor under the Class II Distribution Plan in any year shall exceed the Plan expenditures of such Distributor in such fiscal year, such Distributor shall not reimburse the Fund the amount of such excess.

            4. Each Distributor shall provide the Trust for review by the Trustees, and the Trustees shall review, at least quarterly, a written report complying with the requirements of Rule 12b-1 regarding the disbursement of the fee for expenses during such period.

            5. Each Distributor will use its best efforts in rendering and causing its employees to render services to the Fund, but in the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of its obligations hereunder, neither Distributor shall be liable to the Fund or any of its Class II shareholders for any error of judgment or mistake of law for any act of omission or for any losses sustained by the Fund or its Class II shareholders.

            6. Nothing contained in the Class II Distribution Plan shall prevent either Distributor or any affiliated person of such Distributor from performing services similar to those to be performed hereunder for any other person, firm or corporation or for its or their own accounts or for the accounts of others.

            7. The Class II Distribution Plan shall not take effect until it has been approved by a vote of at least a majority, as defined in the Investment Company Act, of the outstanding Class II voting securities of the Fund.

            8. The Class II Distribution Plan shall not take effect until it has been approved by votes of a majority of both (a) the Trustees of the Trust and (b) those Trustees of the Trust who are not "interested persons" of the Trust, as defined in the Investment Company Act, and have no direct or indirect financial interest in the operation of the Class II Distribution Plan or any agreements related to it, cast in person at a meeting or meetings called for the purpose of voting on the Class II Distribution Plan.

            9. The Class II Distribution Plan shall continue in effect for so long as such continuance is specifically approved at least annually in the manner provided for approval of the Class II Distribution Plan in Paragraph 8.

            10. The Class II Distribution Plan may be terminated at any time by vote of a majority of the Rule 12b-1 Trustees, or by vote of a majority of the outstanding Class II voting securities of the Fund.

            11. The Class II Distribution Plan may not be amended to increase materially the fee provided for in Paragraph 2 unless and until such amendment is approved in the manner provided for in Paragraphs 7 and 8, and no other material amendment to the Class II Distribution Plan shall be made unless approved in the manner provided for approval in Paragraph 8.

            12. While the Class II Distribution Plan is in effect, the selection and nomination of Trustees who are not interested persons, as defined in the Investment Company Act, of the Trust shall be committed to the discretion of the Trustees who are not interested persons.

            13. The Trust shall preserve copies of the Class II Distribution Plan and any related agreements and all reports made pursuant to Paragraph 4, for a period of not less than six years, the first two years in an easily accessible place.

            14. The Declaration of Trust establishing the Trust, dated July 15, 1986, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Retirement Series Trust" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust shall be held to any personal liability, nor shall resort be had to their private property for the satisfaction of any obligation or claim of the Trust but the "Trust Property" only shall be liable.

      IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Class II Distribution Plan as of the date first above written.

                                           MERRILL LYNCH RETIREMENT SERIES TRUST

                                           By __________________________________

                                           FAM DISTRIBUTORS, INC.

                                           By __________________________________

                                           BLACKROCK DISTRIBUTORS, INC.

                                           By __________________________________

                                                                       EXHIBIT A

Distributors
------------

BlackRock Distributors, Inc.
FAM Distributors, Inc.

                              FEE WAIVER AGREEMENT

      THIS FEE WAIVER AGREEMENT (the "Agreement") is signed as of September 29, 2006 by Merrill Lynch Retirement Series Trust on behalf of Merrill Lynch Retirement Reserves Money Fund (the "Trust"), FAM Distributors, Inc., a Delaware corporation and BlackRock Distributors, Inc., a Delaware corporation (each a "Distributor" and together the "Distributors").

      WHEREAS, the Trust and each Distributor have entered into an Amended and Restated Distribution Plan pursuant to Rule 12b-1, dated September 29, 2006, whereby each Distributor agrees to act as the distributor and representative of the Trust in the offer and sale of Class II shares of beneficial interest (such shares of beneficial interest sold through the Distributors being referred to herein as the "Distributor Class II Shares");

      WHEREAS, pursuant to the provisions of Rule 12b-1 of the Investment Company Act of 1940, as amended (the "Investment Company Act"), the Trust pays each Distributor a fee at the annual rate of 0.20% of average daily net asset value of the Distributor Class II Shares sold by such Distributor for distribution and to defray the expenses associated with the provision of marketing and advertising services by the Distributor to the Trust;

      WHEREAS, each Distributor desires to waive the 12b-1 fee in its entirety;

      WHEREAS, each Distributor understands and intends that the Trust will rely on this Fee Waiver Agreement in preparing a registration statement on Form N-1A and in accruing the expenses of the Trust for purposes of calculating net asset value and for other purposes, and expressly permits the Trust to do so; and

      WHEREAS, the shareholders of the Trust will benefit from the ongoing waiver by incurring lower operating expenses than they would absent such waivers.

      NOW, THEREFORE, each Distributor agrees to waive the 0.20% 12b-1 fee for the period of this Agreement.

      This contractual fee waiver shall be effective through November 30, 2007 and for annual periods thereafter unless a Distributor shall notify the Trust of the termination of the contractual fee waiver not less than 30 days prior to the end of the then annual period.

      IN WITNESS WHEREOF, each Distributor and the Trust have agreed to this Fee Waiver Agreement as of the day and year first above written.

                                                 BLACKROCK DISTRIBUTORS, INC.

                                                 By: ___________________________

                                                 FAM DISTRIBUTORS, INC.

                                                 By: ___________________________

                                                 MERRILL LYNCH RETIREMENT
                                                 SERIES TRUST

                                                 By: ___________________________
                                                     Name:
                                                     Title: